B-2 (Revised)

                                   Appendix A

  Description of Services to be Provided by Energy East Management Corporation
        (Service Company) and Determination of Charges for Such Services
                             to the Client Entities

This document sets forth the methodologies used to accumulate the costs of services performed by Energy East Management Corporation (EE Management) and to assign or allocate such costs to non-utility subsidiaries and other business units within Energy East ("Client Entities").

DESCRIPTION OF SERVICES
-----------------------

A description of each of the services performed by EE Management, which may be modified from time to time, is presented below.

1. Accounting services include the maintenance of books and records, preparation of financial and statistical reports, tax filings and other accounting functions and the associated supervision to assure compliance with applicable laws and regulations. Accounting costs associated with preparation of consolidated financial results and reporting, consolidated tax matters, research and other compliance filings for Client Entities are allocated using the global allocator factor, which is based on the Massachusetts Formula. Costs associated with payroll processing are allocated using the number of employees ratio. Costs associated with accounts payable processing are allocated using the accounts payable ratio.

2. Audit services include the management of an entity-wide framework of corporate controls. Audit costs associated with individual Client Entity audits are directly charged to the benefiting Client Entity. General administrative and planning costs are allocated using the global allocator factor.

3. Corporate planning services include the preparation of corporate plans, budgets and financial forecasts, monitoring trends and evaluating business opportunities. These costs are allocated using the global allocator factor.

4. Executive services include general and administrative management and strategic planning. General and administrative management costs are allocated using the global allocator factor. For strategic planning activities such as mergers, acquisitions, etc that are typically performed for the holding company, a generic work request will be utilized to collect charges related to ongoing strategic analyses and unique work order requests will be established at the initiation of each specific project. The costs recorded in these work requests will be charged directly to Energy East Corporation. Strategic planning costs associated with one or more Client Entities will be allocated to such entities using the global allocator factor.

5. Finance and treasury services include the coordination of activities relating to securities issuances, cash management services, investing activities, investor relations, monitoring capital markets, performing


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     financial and economic analysis and administering insurance programs. Costs such as cash management services, securities issuances, investing activities, performing financial and economic analysis, insurance costs, etc that can be associated to an individual Client Entity are directly charged to that Client Entity. Other costs such as monitoring capital markets are allocated using the global allocator factor.

6. Governmental affairs services include monitoring, reviewing and researching legislation and lobbying government officials. The costs of legislative matters for an individual Client Entity are directly charged to that Client Entity. Other administrative and general costs are allocated using the global allocator factor.

7. Human resource services include the establishment, administration and compliance of policies and procedures in the areas of employment, compensation, benefits, employee health, welfare, and safety, and the coordination of contract negotiation and relations with labor unions. Costs are allocated using the number of employees ratio.

8. Legal services include the coordination and direction of law and regulatory departments within the Energy East system. Costs related to specific legal matters for an individual Client Entity are directly charged to that Client Entity. Other administrative and general costs are allocated using the global allocator factor.

9. Other corporate support services may include coordination and direction of computer technology and information/telecommunication services, purchasing, contract administration, and corporate communications services. Costs for an individual Client Entity are directly charged to that Client Entity. Other administrative and general costs are allocated using the global allocator factor.

EE Management's accounting, billing and cost allocation methods utilize the "Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies" and are structured so as to comply with the Commission standards for service companies in registered holding-company systems.

COST ASSIGNMENT
---------------

EE Management maintains an accounting system that enables costs to be identified by Work Request (W/R) number. These W/R numbers used in combination with Accounts, Resource Codes, Product/Service Codes and Client Entity numbers will indicate whether the cost is a direct charge or the result of an allocated charge. The primary inputs to the accounting system are time reports, accounts payable invoices and journal entries. Charges for labor are calculated using the employees' hourly rate. All EE Management employees will maintain a record of their time. Employees will utilize separate work requests to record their activities, including the services provided directly to Client Entities. All employees will charge their time on a daily basis using designated increments. The time sheets will be reviewed and approved by department supervisors. The wages of those employees, such as administrative assistants and secretaries, who generally assist employees who provide services directly to system companies, will be allocated based on the allocation of the wages of the employees they assist. Time records will be maintained for three years. Indirect attributable


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costs are charged to the services performed in proportion to the directly assigned costs or other appropriate cost allocators.

Cost will be accumulated by work request number and assigned as follows:

1. Costs accumulated in a work request number for services specifically performed for a single Client Entity will be directly assigned or billed to that Client Entity.

2. Costs accumulated in a work request number for services specifically performed for two or more Client Entities will be distributed among those Client Entities using methods determined on a case-by-case basis consistent with the nature of the work performed and on one of the allocation methods described below.

3. Costs accumulated in a work request number for services of a general nature which are applicable to all Client Entities will be allocated among all Client Entities, including the holding company, and billed to them using the global allocator factor.

COST ALLOCATION

EE Management uses cost allocation methods designed to fully distribute costs. EE Management's cost allocation methodology is comprised of the following three steps:

1. To "direct charge" all labor, materials and other expenses to Client Entities whenever feasible.

2. To allocate directly attributable costs to Client Entities based upon a measurable cost causing relationship, i.e., payroll department costs are allocated on the number of employees for each Client Entity.

3. To allocate indirectly attributable costs that are common to all Client Entities, including the holding company, using the global allocator factor taking into consideration the relative size of each Client Entity with regards to gross revenues, gross payroll expense and plant.

Costs that can be directly attributed to direct charges are allocated in proportion to the direct charges or other appropriate cost allocations. For example, direct labor charged to prepare testimony for a specific Client Entity not only includes the direct payroll charge (the hourly rate times the hours reported) but also includes the cost of that individual's proportional payroll overhead cost, and such other overheads as common asset usage, occupancy charges and management overhead charges (commonly referred in aggregate as an Administrative and General Overhead).

General and administrative costs that are not associated with a specific, identifiable, causal relationship are pooled and allocated to all Client Entities, including the holding company.


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                               ALLOCATION METHODS
                               ------------------

ALLOCATIONS RELATED TO DIRECT LABOR CHARGES

The following allocations will be applied to the Direct Labor Charges:

Payroll Overhead Charge will be calculated to recover costs associated with labor, such as pension, benefits, lost time and payroll taxes. The payroll overhead costs will be charged to Client Entities based on direct labor charges. The rate is computed by dividing the annual payroll overhead expenses by the annual base labor dollars.

Other Allocations applied to Direct Labor Charges will consist of the following:

1.   Common Asset Usage Overhead:

     The Common Asset Usage Overhead allocates the cost of furniture and desktop equipment (including PC's) used by EE Management. The rate is calculated by dividing the economic carrying costs of the assets by the total actual labor dollars of employees using those assets. This overhead is directly applied to all EE Management labor charged or allocated to Client Entities.

2.   Occupancy Overhead:

     The Occupancy Overhead allocates costs related to the workspace occupied by EE Management employees. The rate is calculated by dividing the economic carrying costs for the buildings by the total actual labor dollars of employees working in those buildings. This overhead is directly applied to all EE Management labor charged or allocated to Client Entities.

3.   Management Overhead:

     This overhead represents the management cost of a function within EE Management. It is based on the ratio of EE Management supervisory wages to all other wages. This fixed rate is applied to all direct labor charged to Client Entities.

AN ALTERNATIVE ALLOCATION APPLIED TO DIRECT LABOR CHARGES OR OTHER DIRECT
CHARGES

An alternative allocation applied to direct labor charges or other direct charges is commonly referred to as an Administrative and General Support Adder. This overhead is a general overhead used in place of other specific administrative and general support overheads and is added to total costs of services. The purpose is to recover indirect administrative and general expenses incurred and not otherwise charged directly to Client Entities for certain activities. The adder also includes expenses associated with office facilities, including furniture and office equipment, used in performing these administrative functions.


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ALLOCATIONS RELATED TO DISTRIBUTED SERVICES

The following ratios will be used to allocate costs for services not directly assigned but pooled and allocated based on a causal measurement:

Number of Employees Ratio - Based on the number of employees benefiting from the performance of a service. This ratio will be determined annually based on actual count of applicable employees at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Accounts Payable Ratio - Based on the number of invoices processed for each of the specific Client Entities. This ratio is determined annually based on the actual count of invoices at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Global Allocator Factor - This formula will be determined annually based on the average of gross plant (original plant in service), gross payroll charges (salaries and wages, including overtime, shift premium and lost time, but excluding pension, payroll taxes and other employee benefits) and gross revenues during the previous calendar year and may be adjusted for any known and reasonable quantifiable events or at such time as may be required due to significant changes. This formula is commonly referred to as the Massachusetts Formula.


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